Date: 6 January 2025 Our Ref: 18005.23

To: **CYTOMED THERAPEUTICS LIMITED**
1 Commonwealth Lane
#08-22
One Commonwealth
Singapore 149544

Dear Sirs

LEGAL OPINION – CYTOMED THERAPEUTICS LIMITED (THE "COMPANY")

1. We are the Company's Singapore legal adviser with respect to the laws of Singapore in connection to the registration statement on Form S-8 (the "**Registration Statement**"), which has been filed on or around to the date of this opinion with the U.S. Securities and Exchange Commission (the "**SEC**") under the U.S. Securities Act of 1933 (as amended) (the "**Securities Act**").

2. We have been requested to provide a legal opinion as Exhibits 5.1 to the Registration Statement.

2.1 We are duly qualified to practice law in Singapore and to advise on matters governed by the laws of Singapore and such qualification has not been revoked, suspended, restricted or limited in any manner whatsoever. Accordingly, we are duly qualified to issue this Opinion.

2.2 Our opinion set out in this legal opinion is limited to matters of the laws of Singapore as currently applied by the Singapore courts at the date of this opinion and we express no opinion with respect to the laws of any other jurisdiction. We have made no investigation of the laws of any country or jurisdiction other than Singapore and do not express or imply any opinion thereof.

2.3 Our views expressed herein pertain to the laws of Singapore only, and we express no view with respect to any other matter and are under no obligation to advise you of any matters that may occur after the date of this letter which could render the views expressed herein no longer applicable save where we become aware of significant changes affecting the content of this letter.

3. **DOCUMENTS AVAILABLE FOR OUR REVIEW**

We have been provided with, reviewed and relied on copies of the following documents in rendering this opinion:

3.1 the Registration Statement;

3.2 the CytoMed Therapeutics Limited 2023 Equity Incentive Plan (as amended and restated, the "**2023 Equity Incentive Plan**")

3.3 the Certificate Confirming Incorporation of Company issued by the Accounting and Regulatory Authority in the Republic of Singapore ("**Registrar**") on 31 July 2019 ("**Certificate of Incorporation**") and Company's Constitution ("**Constitution**");

3.4 a copy of the Company's register of directors ("**Register of Directors**");

3.5 the Directors' resolution in writing passed on 18 January 2023 ("**Directors' Resolution**") and the Members' Resolution in Writing passed on 18 January 2023 ("**Members' Resolution**", collectively, "**Resolutions**");

3.6 the certificate of good standing of the Company dated 18 April 2023 issued by the Registrar ("**Certificate of Good Standing**");

Other than the above documents (collectively referred to herein as the "**Documents**"), we have not reviewed any other document and have not made any other enquiries or investigations for the purpose of rendering this opinion.

4. **SEARCHES**

4.1 We have carried out the following searches (together the "**Searches**") in relation to the Company:

(a) a search of the Company's business profile maintained by the Registrar that were on file and available for public inspection on 6 January 2025 ("**Company Search**"); and

(b) searches of the records of legal proceedings in the Singapore Courts from 2023 up to the date of this opinion, available for public inspection contained in the judicial enforcement management system of Singapore ("**E-litigation search**") on 2 January 2025 and 6 January 2025.

5. **OUR OPINION**

Based upon and subject to the foregoing, and subject to the assumptions and qualifications set out below, we are of the view that:

5.1 The Company was duly incorporated in Singapore and is validly subsisting under the laws of Singapore.

5.2 The execution, delivery and the performance of the obligations under, and compliance with the relevant provisions of, the 2023 Equity Incentive Plan by the Company is permitted by the Constitution of the Company and will not contravene any applicable law, statute, rule or regulation of Singapore.

5.3 Based on the Registration Statement and terms of the 2023 Equity Incentive Plan, the maximum aggregate number of EIP Shares that may be issued under the 2023 Equity Incentive Plan is 1,279,117 ordinary shares of the Company from time to time.

5.4 Based on the Resolutions, the Directors are authorised to administer the Equity Incentive Plan and to offer and grant options and to allot and issue such number of shares as may be required to be issued pursuant to the exercise of the options in accordance with the provisions of the Equity Incentive Plan.

5.5 The Company has the requisite power, authority and legal capacity to authorise the execution, delivery and performance of its obligations under the 2023 Equity Incentive Plan and it has taken all necessary action to authorise the execution and delivery of the said documents and the performance of its obligations thereunder and the transactions contemplated thereby.

5.6 The Company has taken all corporate actions required under its Constitution and Singapore law to authorise the adoption of the 2023 Equity Incentive Plan.

5.7 Neither the Company Search nor the E-litigation search shows any legal actions or proceedings commenced by or against the Company in the Singapore courts from 2023 up to the date of this opinion.

6. **OUR ASSUMPTIONS**

We have assumed the following in considering the Documents and in rendering this Opinion:

6.1 the authenticity of all seals, chops and signatures, duty stamp or marking, and the authenticity and completeness of each document submitted to us, that each signature on behalf of each party thereto is that of a person authorised to execute the same, the conformity with the relevant originals of all documents submitted to us as copies thereof and the authenticity and completeness of the documents from which such copies were taken and the correctness of all facts and information stated or given in all of such documents;

6.2 each document examined by us was (where it was executed or filed after we reviewed it) executed or filed in materially the same form as the last draft of that document examined by us;

6.3 where we have only been sent a copy of the signed signature pages of any Document, each party to that Document has unconditionally delivered the entire document (including its signed signature page) in materially the same form as the last draft of that Document examined by us;

6.4 in causing the Company to enter into each Document, and to issue ordinary shares under the 2023 Equity Incentive Plan ("**EIP Shares**"), each director of the Company:

6.4.1 acted honestly, in good faith and in what the director believed to be the best interests of the Company;
6.4.2 exercised the director's powers as a director for a proper purpose; and
6.4.3 exercised the care, diligence and skill that a reasonable director would exercise in the same circumstances;

6.5 each director of the Company (and any alternate director) has disclosed to each other director any interest of that director (or alternate director) in the transactions contemplated by each Document in accordance with the Constitution and the Companies Act 1967;

6.6 all Documents as reviewed by us are true, accurate, complete, are in full force and effect and have not been amended, rescinded or modified or supplemented in any way;

6.7 there are no documents or arrangements to which the Company is party or resolutions of the Company's directors or shareholders that conflict with, or would be breached by, or which prohibit the Company's entry into, or performance of its obligations under, each Document or the issuance of each EIP Shares;

6.8 when each share is issued under the 2023 Equity Incentive Plan, there will be no documents or arrangements to which the Company is party, or resolutions of the Company's directors or shareholders that conflict with, that issuance of shares under the 2023 Equity Incentive Plan;

6.9 all consents, approvals, authorisations, licences, exemptions or orders required from any governmental body or agency outside of Singapore have been duly obtained or fulfilled and will remain in full force and effect and that any conditions to which they are subject to have been satisfied;

6.10 the Company has not entered into any agreement, undertaking or covenant which prohibits the transactions contemplated in the 2023 Equity Incentive Plan;

6.11 the Company is not insolvent (as defined in the Insolvency, Restructuring and Distribution Act 2018) and will not become insolvent as a result of executing, or performing its obligations under, any Document or in connection with the issuance of the EIP Shares and no steps have been taken (or will have been taken at the time that share is issued under the 2023 Equity Incentive Plan), or resolutions passed, to appoint a liquidator of the Company or appoint a receiver in respect of the Company or any of its assets;

6.12 at all times the affairs of the Company have been conducted in accordance with the Companies Act 1967 and the Constitution;

6.13 the Company is not, nor is it owned or controlled directly or indirectly by, a state or sovereign entity;

6.14 each party to each Documents (other than, as a matter of the laws of Singapore) has the capacity and power, taken all necessary action, and obtained or made all necessary agreements, approvals, authorisations, consents, filings, licences, registrations and qualifications (whether as a matter of any law or regulation applicable to it or as a matter of any agreement binding upon it), to execute and perform its obligations under that Document;

6.15 each Document has been authorised and executed by each party to it (other than, as a matter of the laws of Singapore);

6.16 the obligations of each party under each Document are legal, valid, binding and enforceable under all applicable laws other than the laws of Singapore;
6.17 none of our opinions will be affected by the laws or public policy of any foreign jurisdiction;

6.18 all public records of the Company we have examined are complete and accurate;

6.19 all filings required to be made in relation to the Company with the Registrar have been made and there was no information which had been filed that did not appear on the records of the Company at the time of the Company Search; and

6.20 the EIP Shares will be unconditionally issued and awarded to the recipients in accordance with the terms of the 2023 Equity Incentive Plan; and

6.21 no monies paid to or for the account of any person in relation to any EIP Shares or property received or disposed of by any person in relation to any Share (including under each Document), represent or will represent proceeds of criminal conduct.

The making of the above assumptions does not imply that we have made any enquiry to verify any assumption (other than as expressly stated in this letter). No assumption specified above is limited by reference to any other assumption.

7. OUR QUALIFICATIONS AND OBSERVATIONS

Our opinion set out in paragraph 6 is subject to the following qualifications:

7.1 The term "**enforceable**" as used in this letter refers to the obligations of the Company under the 2023 Equity Incentive Plan is of a type which the Singapore courts will generally enforce. It does not mean that the obligations under the 2023 Equity Incentive Plan will necessarily be enforced in accordance with their terms, in particular:

(a) the validity, performance and enforcement of the relevant agreement may be limited by statutes of limitation, lapse of time, waiver and by laws relating to bankruptcy, insolvency, reorganisation, liquidation, moratorium arrangements or similar laws affecting creditors' rights generally and claims may be or become subject to set off or counter claim of third parties;

(b) where obligations are required to be performed in a jurisdiction outside Singapore, they may not be enforceable in Singapore to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction;

(c) enforcement may be limited by general principles of equity, for instance, equitable, equitable remedies such as injunction and specific performance, are discretionary and may not be available where damages are considered to be an adequate and appropriate remedy;

(d) enforcement proceedings are subject to the general jurisdiction of the court in regard to awards of costs, even as against a successful party;

(e) any provision in any of the relevant agreement providing for the severance of any provision which is illegal, invalid or unenforceable may not be binding under the laws of Singapore as it depends on the nature of the illegality, invalidity or unenforceability in question which issue would be determined by a Singapore court at its discretion;

(f) a Singapore court may refuse to give effect to clauses in any of the relevant agreements in respect of the costs of unsuccessful litigation brought in a Singapore court or where the court itself made an order for costs;

(g) in appropriate circumstances and at the court's discretion, the courts of Singapore may render judgments in foreign currencies (such judgments may, however, have to be converted into local currencies for enforcement purposes);

(h) the courts of Singapore may refuse to accept jurisdiction or stay proceedings in certain circumstances (for example, if the matter concerned is res judicata, if litigation is pending in another forum on the same matter or if another forum is more convenient);

(i) where a party to the 2023 Equity Incentive Plan is vested with a discretion or may determine a matter in its opinion, Singapore law may require such discretion to be exercised reasonably or that such an opinion is based upon reasonable grounds;

(j) an obligation to pay an amount may be unenforceable if the amount is held to constitute a penalty;

(k) the choice of law governing the any agreement in relation to the 2023 Equity Incentive Plan will only be recognised and upheld by the Singapore courts provided that the same is bona fide and there being no reasons for avoiding it for reason of contravention of public policy. A choice of law clause may also not be upheld if it was made with the express purpose of avoiding the law of a jurisdiction with which the relevant agreement has the most substantial connection and which, if in the absence of the stated choice of law would have invalidated the relevant agreement or been inconsistent with it;

(l) the failure to exercise a right may be held by a Singapore court to operate as a waiver of that right notwithstanding any provision to the contrary in the Pledge;

(m) the effectiveness of any provisions exculpating a party from liability or duty otherwise owed may be limited by law; and

(n) the terms and conditions of the Pledge may be amended, revised, varied and/or supplemented orally or by course of conduct notwithstanding any provisions to the contrary.

7.2 We are only qualified to advise on Singapore laws, and we are not required to and have not considered the implications of any laws other than Singapore laws in the issue of this legal opinion.

7.3 The opinions set out in paragraph 6 are limited to matters involving the laws of Singapore, and we do not express any opinion as to the laws of any other jurisdiction.

7.4 The English language is the official language in Singapore, which is a language that we are proficient with. While our lawyers understand the Chinese language, we do not profess ourselves to be proficient in that language.

7.5 Save as otherwise expressly stated in this letter, we also express no opinion as to the ability of the relevant parties to the Pledge to observe and comply with their respective obligations thereunder.

LIMITATIONS

9. This opinion is addressed to you for your benefit. It is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter.

10. For the purposes of this opinion, we have only examined the documents listed in paragraph 3 above and carried out the Searches. We have not examined any term or document incorporated by reference, or otherwise referred to, whether in whole or part, in any Document and we offer no opinion on any such term or document.

11. We offer no opinion:

(a) on whether the commercial terms of any Document reflect or achieve the intentions of the parties (unless otherwise expressly stated in this opinion);

(b) on any factual statement, financial or numerical computation, representation or warranty made or given in any Document unless otherwise expressly stated in this opinion;

12. This opinion is rendered as of the date first set forth above and we expressly disclaim any obligation to update this opinion from and after the date hereof.

13. This opinion may not be used or relied upon by or published or communicated to any person or entity other than the addressee hereof (including their respective affiliates, successors and assignees) for any purpose whatsoever without our prior written consent in each instance.

OPAL LAWYERS
蓝 钰 法 律 事 务 所

14. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the inclusion therein our name and all references thereto in the form and context in which they are included in the Registration Statement.

Yours faithfully

Opal Lawyers LLC